                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            -------------------------



                                    FORM 8-K

                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                                  June 9, 1999
                      ------------------------------------
                                 Date of Report
                        (Date of earliest event reported)



                                AMAZON.COM, INC.
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


          DELAWARE                      000-22513                   91-1646860
-----------------------------     ---------------------         -------------------
(State or Other Jurisdiction      (Commission File No.)            (IRS Employer
      of Incorporation)                                         Identification No.)

         1200 - 12TH AVENUE SOUTH, SUITE 1200, SEATTLE, WASHINGTON 98144
--------------------------------------------------------------------------------
          (Address of principal executive offices, including Zip Code)

                                 (206) 266-1000
--------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

        On June 9, 1999, pursuant to an Agreement and Plan of Merger, dated as of April 25, 1999 (the "Merger Agreement"), by and among Amazon.com, Inc., a Delaware corporation ("Amazon.com"), ADC Acquisitions, Inc., a Delaware corporation and wholly owned subsidiary of Amazon.com ("ADC"), and Accept.com Financial Services Corporation, a California corporation ("Accept.com"), ADC was merged with and into Accept.com, with Accept.com being the surviving corporation (the "Merger").

        Accept.com is an e-commerce company currently developing longer-range solutions to simplify person-to-person and business-to-consumer transactions on the Internet. Accept.com was incorporated in the State of California in August 1997 as "Emptor, Inc." and changed its name in April 1999 to "Accept.com Financial Services Corporation."

        At the closing of the Merger, Amazon.com issued 877,657 shares of Amazon.com common stock, par value $0.01 per share ("Amazon.com Common Stock"), and assumed all outstanding options of Accept.com pursuant to the formula set forth below. Such consideration was determined in arm's-length negotiations between Amazon.com and Accept.com.

        Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of Accept.com common stock, no par value ("Accept.com Common Stock"), was converted into the right to receive that number of shares of Amazon.com Common Stock determined by dividing (a) 948,831 by (b) the total number of shares of Accept.com capital stock outstanding immediately prior to the effective time of the Merger on a fully diluted basis, assuming the exercise of all outstanding options and warrants to purchase shares of Accept.com Common Stock (the "Exchange Ratio").

        In addition, each option to purchase shares of Accept.com Common Stock outstanding at the effective time of the Merger was assumed by Amazon.com and will be treated as an option to purchase that number of shares of Amazon.com Common Stock equal to the product of the Exchange Ratio and the number of shares of Accept.com Common Stock subject to such option.

        All shares of Amazon.com Common Stock issued at the closing of the Merger have been registered under the Securities Act of 1933, as amended.

        The Merger will be accounted for under the purchase method of accounting.

        Pursuant to the Merger Agreement, the shareholders of Accept.com have agreed to indemnify and hold Amazon.com harmless from losses that Amazon.com or its affiliates may suffer as a result of (1) any inaccuracy or misrepresentation in, or breach of, any representation or warranty made by Accept.com or such shareholders in the Merger Agreement or related agreements; and (2) any failure by Accept.com or such shareholders to perform or comply, in whole or in part, with any covenant or agreement in the Merger Agreement or related agreements. A total of 142,268 shares of Amazon.com Common Stock issued in connection with the Merger have been deposited with an escrow agent to secure these indemnification obligations.

        The description of the Merger Agreement herein, which is filed as an exhibit to this Form 8-K, does not purport to be complete and is qualified in its entirety by the provisions of the Merger Agreement.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

        (a)    Financial Statements of Business Acquired

               Accept.com Audited Financial Statements:

               (i)    Report of Ernst & Young LLP, Independent Auditors

               (ii) Accept.com (a development stage company) Consolidated Balance Sheets as of December 31, 1998 and 1997

               (iii) Accept.com (a development stage company) Consolidated Statements of Operations for the year ended December 31, 1998 and for the period from August 5, 1997 (inception) to December 31, 1997 and cumulative period from August 5, 1997 (inception) to December 31, 1998

               (iv) Accept.com (a development stage company) Consolidated Statement of Shareholders' Equity for the period from August 5, 1997 (inception) to December 31, 1998

               (v) Accept.com (a development stage company) Consolidated Statements of Cash Flows for the year ended December 31, 1998 and for the period from August 5, 1997 (inception) to December 31, 1997 and cumulative period from August 5, 1997 (inception) to December 31, 1998

               (vi)   Accept.com Notes to Consolidated Financial Statements

               Accept.com Condensed Consolidated Financial Statements
               (unaudited):

               (i) Accept.com (a development stage company) Condensed Consolidated Balance Sheets as of March 31, 1999 (unaudited) and December 31, 1998

               (ii) Accept.com (a development stage company) Condensed Consolidated Statements of Operations for the three month periods ended March 31, 1999 and 1998 (unaudited) and for the cumulative period from August 5, 1997 (inception) to March 31, 1999 (unaudited)

               (iii) Accept.com (a development stage company) Condensed Consolidated Statements of Cash Flows for the three month periods ended March 31, 1999 and 1998 (unaudited) and for the cumulative period from August 5, 1997 (inception) to March 31, 1999 (unaudited)

               (iv) Accept.com Notes to Condensed Consolidated Financial Statements

        (b)    Pro Forma Financial Information

               Pro Forma Combined Condensed Consolidated Financial Statements (unaudited):

               (i) Pro Forma Combined Condensed Consolidated Balance Sheet as of March 31, 1999 (unaudited)

               (ii) Pro Forma Combined Condensed Consolidated Statement of Operations for the three month period ended March 31, 1999 (unaudited)

               (iii) Pro Forma Combined Condensed Consolidated Statement of Operations for the year ended December 31, 1998 (unaudited)

               (iv) Notes to Pro Forma Combined Condensed Consolidated Financial Statements (unaudited)

        (c)    Exhibits

               2.1 Agreement and Plan of Merger, dated as of April 25, 1999, by and among Amazon.com, Inc., ADC Acquisitions, Inc. and Accept.com Financial Services Corporation

               23.1       Consent of Ernst & Young LLP, Independent Auditors

               Report of Ernst & Young LLP, Independent Auditors

The Board of Directors and Shareholders
Accept.com

We have audited the accompanying consolidated balance sheets of Accept.com (a development stage company) as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended December 31, 1998 and for the period from August 5, 1997 (inception) to December 31, 1997 and cumulative from August 5, 1997
(inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Accept.com at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for the year ended December 31, 1998 and for the period from August 5, 1997 (inception) to December 31, 1997 and cumulative from August 5, 1997 (inception) to December 31, 1998, in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

San Jose, California
May 12, 1999

                                   Accept.com
                          (a development stage company)

                           Consolidated Balance Sheets


                                                                            DECEMBER 31,
                                                                  --------------------------------
                                                                      1998                 1997
                                                                  -----------          -----------

ASSETS
Current assets:
  Cash and cash equivalents                                       $ 4,253,057          $     2,286
  Prepaid expenses and other                                           12,840                   --
                                                                  -----------          -----------
Total current assets                                                4,265,897                2,286

Furniture and equipment                                                44,212                2,846
Accumulated depreciation                                                3,755                  474
                                                                  -----------          -----------
                                                                       40,457                2,372

Other assets                                                            4,000                   --
                                                                  -----------          -----------
Total assets                                                      $ 4,310,354          $     4,658
                                                                  ===========          ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                $    35,862          $        --
  Accrued vacation                                                     22,204                   --
  Accrued expenses                                                     60,895                  275
                                                                  -----------          -----------
Total current liabilities                                             118,961                  275

Shareholders' equity:
  Series A convertible preferred stock, no par value:
    Authorized shares - 9,202,400
    Issued and outstanding shares - 8,852,789
      (aggregate liquidation preference of $5,160,291 at
      December 31, 1998)                                            5,139,870                   --
  Common stock, no par value:
    Authorized shares - 20,000,000 in 1998 and
      10,000,000 in 1997
    Issued and outstanding shares - 7,123,802 in 1998 and
      800,000 in 1997                                                  76,506                8,000
  Shareholders' notes receivable                                      (69,248)                  --
  Deficit accumulated during the development stage                   (955,735)              (3,617)
                                                                  -----------          -----------
Total shareholders' equity                                          4,191,393                4,383
                                                                  -----------          -----------
Total liabilities and shareholders' equity                        $ 4,310,354          $     4,658
                                                                  ===========          ===========


                             See accompanying notes.

                                   Accept.com
                          (a development stage company)

                      Consolidated Statements of Operations


                                                      PERIOD FROM        CUMULATIVE FROM
                                                    AUGUST 5, 1997        AUGUST 5, 1997
                                     YEAR ENDED     (INCEPTION) TO        (INCEPTION) TO
                                    DECEMBER 31,     DECEMBER 31,          DECEMBER 31,
                                        1998              1997                1998
                                    -----------     --------------       ---------------

Operating expenses:
  Research and development           $ 309,388          $      --          $ 309,388
  Sales and marketing                  152,263                 --            152,263
  General and administrative           517,334              3,617            520,951
                                     ---------          ---------          ---------
Total operating expenses               978,985              3,617            982,602
                                     ---------          ---------          ---------

Loss from operations                  (978,985)            (3,617)          (982,602)

Interest and other income               29,965                 --             29,965
Interest expense                        (3,098)                --             (3,098)
                                     ---------          ---------          ---------
                                      (952,118)            (3,617)          (955,735)
                                     ---------          ---------          ---------

Net loss                             $(952,118)         $  (3,617)         $(955,735)
                                     =========          =========          =========

                             See accompanying notes.

                                   Accept.com
                          (a development stage Company)

                 Consolidated Statements of Shareholders' Equity

           Period from August 5, 1997 (inception) to December 31, 1998




                                                                                                           DEFICIT
                                    CONVERTIBLE PREFERRED                                                ACCUMULATED
                                            STOCK                   COMMON STOCK         SHAREHOLDERS'     DURING         TOTAL
                                  -------------------------   -------------------------      NOTES       DEVELOPMENT   SHAREHOLDERS'
                                    SHARES        AMOUNT        SHARES        AMOUNT      RECEIVABLE        STAGE         EQUITY
                                  -----------   -----------   -----------   -----------   -----------    -----------    -----------

  Issuance of common stock
    to founder at
    inception in exchange
    for cash and
    services rendered                      --   $        --       800,000   $     8,000   $        --    $        --    $     8,000
  Net loss                                 --            --            --            --            --         (3,617)        (3,617)
                                  -----------   -----------   -----------   -----------   -----------    -----------    -----------
Balance at December 31, 1997               --            --       800,000         8,000            --         (3,617)         4,383
  Issuance of Series A
    preferred stock in
    October and November
    1998 at $0.5829
    per share,  net of
    issuance costs                 8,852,789      5,107,418           --            --       (12,439)            --       5,094,979
  Issuance of warrants
    for Series A
    preferred stock in
    October 1998 in
    exchange for services
    at $0.50 per share                     --        32,452            --            --            --             --         32,452
  Issuance of common
    stock in March,
    August, and October
    1998 at $0.01 and
    $0.05 per share for
    cash, services,
    and shareholders'
    notes receivable                       --            --     6,323,802        68,506       (56,809)            --         11,697
  Net loss                                 --            --            --            --            --       (952,118)      (952,118)
                                  -----------   -----------   -----------   -----------   -----------    -----------    -----------
Balance at December 31, 1998        8,852,789   $ 5,139,870     7,123,802   $    76,506   $   (69,248)   $  (955,735)   $ 4,191,393
                                  ===========   ===========   ===========   ===========   ===========    ===========    ===========


                             See accompanying notes.

                                   Accept.com
                          (a development stage company)

                      Consolidated Statements of Cash Flows


                                                                                      PERIOD FROM       CUMULATIVE FROM
                                                                                     AUGUST 5, 1997      AUGUST 5, 1997
                                                                  YEAR ENDED         (INCEPTION) TO      (INCEPTION) TO
                                                                 DECEMBER 31,         DECEMBER 31,         DECEMBER 31,
                                                                    1998                 1997                 1998
                                                                 ------------        --------------     ---------------
OPERATING ACTIVITIES
Net loss                                                         $  (952,118)         $    (3,617)         $  (955,735)
Adjustments to reconcile net loss to net cash used in
  operating activities:
    Depreciation                                                       3,281                  474                3,755
    Issuance of warrants for Series A preferred stock in
      exchange for services                                           32,452                   --               32,452
    Changes in operating assets and liabilities:
      Prepaid expenses and other assets                              (16,840)                  --              (16,840)
      Accounts payable                                                35,862                   --               35,862
      Accrued vacation                                                22,204                   --               22,204
      Accrued expenses                                                60,620                  275               60,895
                                                                 -----------          -----------          -----------
Net cash used in operating activities                               (814,539)              (2,868)            (817,407)

INVESTING ACTIVITIES
Purchase of furniture and equipment                                  (41,366)              (2,846)             (44,212)
                                                                 -----------          -----------          -----------
Net cash used in investing activities                                (41,366)              (2,846)             (44,212)

FINANCING ACTIVITIES
Borrowings under bridge loans from related party                     220,000                   --              220,000
Repayment of bridge loans from related party                        (220,000)                  --             (220,000)
Net proceeds from issuance of preferred stock                      5,094,979                   --            5,094,979
Proceeds from issuance of common stock                                11,697                8,000               19,697
                                                                 -----------          -----------          -----------
Net cash provided by financing activities                          5,106,676                8,000            5,114,676
                                                                 -----------          -----------          -----------

Net increase in cash and cash equivalents                          4,250,771                2,286            4,253,057
Cash and cash equivalents at beginning of period                       2,286                   --                   --
                                                                 -----------          -----------          -----------
Cash and cash equivalents at end of period                       $ 4,253,057          $     2,286          $ 4,253,057
                                                                 ===========          ===========          ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest                                           $     3,097          $        --          $     3,097

SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS
Issuance of Series A preferred stock in
  exchange for consulting services                               $   129,589          $        --          $   129,589
Issuance of common stock in exchange for computer
  equipment and services rendered                                $    13,381          $     4,000          $    17,381
Issuance of common and preferred stock in exchange
  for notes receivable from shareholders                         $    69,248          $        --          $    69,248
Issuance of warrants for Series A preferred
  stock in exchange for consulting services                      $    32,452          $        --          $    32,452



                             See accompanying notes.

                                   Accept.com
                          (a development stage company)

                   Notes to Consolidated Financial Statements

                                December 31, 1998

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accept.com (the Company), formerly Emptor, Inc., was formed August 5, 1997 (Inception) to provide online service solutions for electronic commerce. Operating activities relate primarily to the design and development of the Company's online service solutions and corporate infrastructure, and the Company is therefore classified as a development stage company.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Significant intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

Cash equivalents consist of highly liquid investments in money market funds with original maturities of three months or less at the time of acquisition. Cash equivalents approximated fair value as of December 31, 1998 and 1997.

FURNITURE AND EQUIPMENT

Furniture and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful life of the respective assets, generally three years.

                                   Accept.com
                          (a development stage company)

             Notes to Consolidated Financial Statements (continued)


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION

The Company has elected to follow  Accounting  Principles  Board Opinion No. 25,
"Accounting for Stock Issued to Employees" (APB Opinion No. 25), and related interpretations in accounting for its employee stock options because, as discussed in Note 2, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion No. 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

COMPREHENSIVE INCOME

The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FAS 130), in the year ended December 31, 1998. FAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Company does not have comprehensive income items to report for the year ended December 31, 1998.

RECENT PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133), which the Company will be required to adopt for the year ending December 31, 2000. This statement establishes a new model for accounting for derivatives and hedging activities. FAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because the Company currently holds no derivative financial instruments and does not currently engage in hedging activities, adoption of FAS 133 is expected to have no material impact on the Company's financial condition or results of operations.

                                   Accept.com
                          (a development stage company)

             Notes to Consolidated Financial Statements (continued)


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT PRONOUNCEMENTS (CONTINUED)

In March 1998, the American Institute of Certified Public Accountants issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. The Company is required to implement SOP 98-1 for the year ending December 31, 1999. Adoption of SOP 98-1 is not expected to have a material impact on the Company's financial condition or results of operations.

In April 1998, the Accounting Standards Executive Committee issued SOP 98-5, "Reporting on the Costs of Start-up Activities" (SOP 98-5). Start-up activities are defined broadly as those one-time activities related to the opening of a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class customer, commencing some new operation, or organizing a new entity. SOP 98-5 requires that the cost of start-up activities be expensed as incurred. SOP 98-5 is effective for the Company beginning in fiscal 1999. Adoption of SOP 98-5 is not expected to have a material impact on the Company's financial condition or results of operations.

2. SHAREHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK

The Company is authorized to issue up to 9,202,400 shares of preferred stock, issuable in series, with the rights and preferences of each designated series to be determined by the Board of Directors. To date, such shares have been designated as Series A convertible preferred stock (the Series A preferred stock). Holders of Series A preferred stock have voting rights equal to the common shares issuable upon conversion of the Series A preferred stock.

                                   Accept.com
                          (a development stage company)

             Notes to Consolidated Financial Statements (continued)


2. SHAREHOLDERS' EQUITY (CONTINUED)

CONVERTIBLE PREFERRED STOCK (CONTINUED)

Each share of Series A preferred stock is convertible, at the option of the holder, into one share of common stock, subject to certain adjustments for dilutive issuance. Outstanding shares of Series A preferred stock automatically convert into common stock upon either the closing of an underwritten public offering of the Company's common stock with gross proceeds of at least $20,000,000 and a per share price of at least $4.00 or the election of the holders of more than 50% of outstanding Series A preferred stock.

Holders of Series A preferred stock are entitled to noncumulative dividends of 8% per annum per outstanding share. Dividends will be paid only when declared by the Board of Directors out of legally available funds. No dividends have been declared as of December 31, 1998.

Holders of Series A preferred stock are entitled to receive, upon a liquidating event, an amount per share equal to the issuance price plus all declared but unpaid dividends. The remaining assets and funds, if any, shall be distributed among the holders of the Series A preferred stock and common stock pro rata based on the number of shares of common stock held by each (assuming conversion of all such Series A preferred stock). If any assets remain after the holders of Series A preferred stock have received an aggregate of $0.5829 per share, the remaining assets will be distributed to the holders of the common stock pro rata based on the number of shares of common stock held by each.

WARRANTS

At December 31, 1998, warrants to purchase 170,800 shares of Series A preferred stock were outstanding at an exercise price of $0.50 per share. The warrants were issued in exchange primarily for consulting services. The warrants are exercisable immediately upon issuance and expire October 28, 2003. The fair value of the warrant at the date of grant was $32,452, as determined using the Black-Scholes option pricing model. Such amount has been included in research and development expense for the year ended December 31, 1998.

                                   Accept.com
                          (a development stage company)

             Notes to Consolidated Financial Statements (continued)

2. SHAREHOLDERS' EQUITY (CONTINUED)

COMMON STOCK

The Company is authorized to issue up to 20,000,000 shares of common stock as of December 31, 1998. At December 31, 1998, a total of 7,123,802 shares of common stock were issued and outstanding. Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends from legally available funds when and if declared by the Board of Directors, subject to the prior rights of holders of Series A preferred stock.

The Company issues common stock under restricted stock purchase agreements. Common stock issued under restricted stock purchase agreements are immediately exercisable and subject to repurchase by the Company. Such shares generally vest and the repurchase right lapses ratably over a four-year period from the date of grant. As of December 31, 1998, there were 4,338,639 shares subject to repurchase.

STOCK OPTION PLAN

In July 1998, the Board of Directors adopted the 1998 Stock Plan (the 1998 Plan) for issuance of common stock to eligible participants. The 1998 Plan provides for the granting of incentive stock options and nonstatutory stock options for shares of common stock. Incentive stock options and nonstatutory stock options may be granted under the 1998 Plan at prices not less than 100% and 85% of the fair value, respectively, at the date of grant, or at prices not less than 110% for individuals owning more than 10% of the combined voting power of all classes of stock at the date of grant. Options generally expire after ten years. Options under the 1998 Plan generally vest over a period of four years from the date of grant.

Upon consummation of a consolidation or merger of the Company with another corporation in which, immediately following such transaction, the shareholders of the Company hold 50% or less of the voting equity securities of the surviving corporation following the transaction, the vesting of all outstanding options shall accelerate by 25%. Any outstanding options not assumed by the surviving corporation shall become immediately vested.

                                   Accept.com
                          (a development stage company)

             Notes to Consolidated Financial Statements (continued)


2. SHAREHOLDERS' EQUITY (CONTINUED)

STOCK OPTION PLAN (CONTINUED)

Pro forma information regarding net loss and net loss per share is required by FAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method provided for in FAS 123. The fair value of options was estimated at the date of grant using a minimum value option pricing model with the following weighted average assumptions for options granted during the year ended December 31, 1998: a risk-free interest rate of 6.0%, an expected life of four years, and no dividends.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense ratably over the vesting period of the options. The effects of applying FAS 123 for pro forma disclosures are not likely to be representative of the effects on reported net loss for future years.

The option valuation models were developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The compensation cost for the year ended December 31, 1998 and for the period from August 5, 1997 (inception) to December 31, 1997 and cumulative from August 5, 1997 (inception) to December 31, 1998 calculated under the minimum value method was not material. As a result, pro forma information regarding net loss is not presented.

                                   Accept.com
                          (a development stage company)

             Notes to Consolidated Financial Statements (continued)


2. SHAREHOLDERS' EQUITY (CONTINUED)

STOCK OPTION PLAN (CONTINUED)

Activity under 1998 Plan was as follows:

                                                                   OPTIONS OUTSTANDING
                                                         ------------------------------------------
                                                                                          WEIGHTED
                                       SHARES             NUMBER                          AVERAGE
                                     AVAILABLE              OF              PRICE PER     EXERCISE
                                     FOR GRANT            SHARES              SHARE        PRICE
                                     ----------          ----------         --------      --------
  Authorized                          1,554,956                  --         $     --      $     --
  Granted                              (465,800)            465,800         $   0.05      $   0.05
                                     ----------          ----------         --------      --------
Balance at December 31, 1998          1,089,156             465,800         $   0.05      $   0.05
                                     ==========          ==========         ========      ========

The weighted average contractual life of options outstanding as of December 31, 1998 was approximately 9.8 years. There were no options exercisable as of December 31, 1998 and 1997. The weighted average fair value of options granted during the year ended December 31, 1998 was $0.01.

3. COMMITMENTS

The Company leases its office facility under a noncancelable operating lease that expires in 1999. Future minimum payments under this noncancelable operating lease total $182,838 in 1999.

Rent expense under noncancelable operating leases was approximately $32,000, $0, and $32,000 for the year ended December 31, 1998, the period from August 5, 1997 (inception) to December 31, 1997, and cumulative from August 5, 1997 (inception) to December 31, 1998, respectively.

                                   Accept.com
                          (a development stage company)

             Notes to Consolidated Financial Statements (continued)


4. INCOME TAXES

The expected income tax benefit derived by applying the federal statutory rate to the net loss incurred for the year ended December 31, 1998 and the period from August 5, 1997 (inception) to December 31, 1998 was offset by a corresponding increase in the deferred tax asset valuation allowance.

As of December 31, 1998,  the Company had federal and state net  operating  loss
carryforwards   each  of   approximately   $900,000.   The  net  operating  loss
carryforwards will expire at various dates beginning in 2005, if not utilized.

Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating loss carryforwards before utilization.

As of December 31, 1998, the Company had net deferred tax assets of approximately $350,000 relating primarily to net operating loss carryforwards. Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance for deferred tax assets increased by $350,000 during 1998 and the period from August 5, 1997 (inception) to December 31, 1998.

5. RELATED PARTY TRANSACTIONS

In August 1998 the Company received bridge loans totaling $220,000 from a related party, payable upon demand and with interest compounded at 6% per annum. In September and October 1998, in exchange for cancelation of the loans, the Company issued 377,423 shares of Series A preferred stock to the related party. Such shares issued were transferred to the investors of the related party, who are also current investors of the Company. This same related party also provided the Company with certain consulting services in exchange for shares of Series A preferred stock in the amount of $129,589.

                                   Accept.com
                          (a development stage company)

             Notes to Consolidated Financial Statements (continued)


6. YEAR 2000 (UNAUDITED)

The Company is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The year 2000 problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to 00. The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

Based on assessments to date, management does not anticipate that the Company will incur significant operating expenses or be required to invest heavily in computer system improvements to be year 2000 compliant. However, significant uncertainty exists concerning the potential costs and effects associated with any year 2000 compliance. Year 2000 compliance problems of either the Company or its vendors could have a material adverse effect on the Company's business, results of operations, and financial condition.

7. SUBSEQUENT EVENTS

In April 1999, the Company entered into an Agreement and Plan of Merger (the Merger Agreement) with another company (acquiring company). Under the terms of the Merger Agreement, the acquiring company will acquire all of the outstanding shares of the Company's stock and assume all outstanding stock options in exchange for approximately 949,000 shares of the acquiring company's common stock valued at approximately $189 million.

In April 1999, the Board of Directors approved an amendment to the Company's 1998 Stock Option Plan to cancel the provision for acceleration of vesting of outstanding options upon consummation of a consolidation or merger of the Company with another Company.

                                  Accept.com
                         (a development stage company)

                     Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                                March 31, 1999       December 31, 1998
                                                                --------------       -----------------
                                                                  (unaudited)
ASSETS
Current assets:
      Cash and cash equivalents                                      $3,168                $4,253
      Prepaid expenses and other                                         31                    13
                                                                     ------                ------
           Total current assets                                       3,199                 4,266

Furniture and equipment, net                                            352                    40
Other assets                                                             61                     4
                                                                     ------                ------
           Total assets                                              $3,612                $4,310
                                                                     ======                ======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
      Accounts payable                                               $   91                $   36
      Accrued vacation                                                   20                    22
      Accrued expenses                                                  177                    61
                                                                     ------                ------
           Total current liabilities                                    288                   119


Shareholders' equity:
      Series A convertible preferred stock,
        no par value                                                  5,244                 5,140
      Common stock, no par value                                         86                    76
      Shareholders' notes receivable                                    (56)                  (69)
      Deficit accumulated during the development stage               (1,950)                 (956)
                                                                     ------                ------
           Total shareholders' equity                                 3,324                 4,191
                                                                     ------                ------
               Total liabilities and shareholders' equity            $3,612                $4,310
                                                                     ======                ======

           See Notes to Condensed Consolidated Financial Statements.

                                   Accept.com
                         (a development stage company)

                Condensed Consolidated Statements of Operations
                                 (in thousands)
                                  (unaudited)

                                                                                           Cumulative from
                                                                                            August 5, 1997
                                      Three Months Ended      Three Months Ended            (Inception) to
                                        March 31, 1999          March 31, 1998              March 31, 1999
                                      ------------------      ------------------          ------------------
Operating expenses:
     Research and development              $   300                    $ -                      $   610
     Sales and marketing                       398                      -                          550
     General and administrative                325                       7                         846
                                           -------                    ----                     -------
Total operating expenses                     1,023                       7                       2,006
                                           -------                    ----                     -------

Loss from operations                        (1,023)                     (7)                     (2,006)

Interest and other income                       29                      -                           59
Interest expense                                -                       -                           (3)
                                           -------                    ----                     -------
                                                29                      -                           56
                                           -------                    ----                     -------

Net loss                                   $  (994)                   $ (7)                    $(1,950)
                                           =======                    ====                     =======





           See Notes to Condensed Consolidated Financial Statements.

                                   Accept.com
                         (a development stage company)

                Condensed Consolidated Statements of Cash Flows
                                 (in thousands)
                                  (unaudited)

                                                                                             Cumulative From
                                                                 Three           Three        August 5, 1997
                                                              Months Ended    Months Ended    (Inception) to
                                                            March 31, 1999   March 31, 1998   March 31, 1999
                                                            ------------------------------------------------
 OPERATING ACTIVITIES
 Net loss                                                     $  (994)            $ (7)          $ (1,950)
 Adjustments to reconcile net loss to net cash used in
      operating activities:
      Depreciation                                                 10                -                 14
      Issuance of warrants for Series A preferred stock in
         exchange for services                                      -                -                 32
      Changes in operating assets and liabilities:
         Prepaid expenses and other assets                        (18)               -                (35)
         Accounts payable                                          55                7                 91
         Accrued vacation                                          (2)               -                 20
         Accrued expenses                                         116                -                177
                                                            ------------------------------------------------
 Net cash used in operating activities                           (833)               -             (1,651)

 INVESTING ACTIVITIES
 Purchase of furniture and equipment                             (322)               -               (366)
 Other                                                            (57)               -                (57)
                                                            ------------------------------------------------
 Net cash used in investing activities                           (379)               -               (423)

 FINANCING ACTIVITIES
 Borrowings under bridge loans from related party                   -                -                220
 Repayment of bridge loans from related party                       -                -               (220)
 Net proceeds from issuance of preferred stock                    104                -              5,199
 Proceeds from issuance of common stock                            23                -                 43
                                                            ------------------------------------------------
 Net cash provided by financing activities                        127                -              5,242
                                                            ------------------------------------------------

 Net increase in cash and cash equivalents                     (1,085)               -              3,168
 Cash and cash equivalents at beginning of period               4,253                2                  -
                                                            ------------------------------------------------
 Cash and cash equivalents at end of period                   $ 3,168             $  2           $  3,168
                                                            ================================================

 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
 Cash paid for interest                                       $     -             $  -           $      3

 SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS
 Issuance of Series A preferred stock in
      exchange for consulting services                        $     -             $  -           $    130
 Issuance of common stock in exchange for computer
      equipment and services rendered                         $     1             $  -           $     18
 Issuance of common and preferred stock in exchange
      for notes receivable from shareholders                  $     -             $  -           $     56
 Issuance of warrants for Series A preferred
      stock in exchange for consulting services               $     -             $  -           $     32

           See Notes to Condensed Consolidated Financial Statements.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals), considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. For further information, refer to the consolidated financial statements for the year ended December 31, 1998 and for the period from August 5, 1997 (inception) to December 31, 1997 and cumulative period from August 5, 1997 (inception) to December 31, 1998, and notes thereto included herein.

SUBSEQUENT EVENT

On April 25, 1999, Amazon.com, Inc. ("Amazon.com"), ADC Acquisitions, Inc., a wholly owned subsidiary of Amazon.com, and Accept.com Financial Services Corporation (Accept.com) entered into a definitive Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, Amazon.com will acquire all of the capital stock and assume all outstanding options of Accept.com. The Merger will be accounted for under the purchase method of accounting.

Amazon.com will issue Amazon.com common stock, par value $.01 per share, totaling approximately $189 million.

RECLASSIFICATION ADJUSTMENTS

Certain amounts for Accept.com have been reclassified to conform to our financial statement presentation.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed consolidated financial statements give effect to previously reported acquisitions, which include Exchange.com and Alexa Internet, and the Accept.com Merger as reported herein. The Amazon.com pro forma column represents the combined balances and results of operations for Amazon.com, Exchange.com, and Alexa Internet to reflect the impact of previously reported acquisitions as reported on the Current Report on Form 8-K filed on May 12, 1999.

The Accept.com Merger will be accounted for under the purchase method of accounting in accordance with APB Opinion No. 16. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. The estimated fair values contained herein are preliminary in nature, and may not be indicative of the final purchase price allocation, which will be based on an assessment of fair value to be performed by an independent appraiser. Any amounts that may be allocable to in process research and development would be recorded as one time charges that would reduce the goodwill reflected in the pro forma combined condensed consolidated balance sheet and reduce the amount of amortization of goodwill reflected in the pro forma combined condensed consolidated statements of operations. Such preliminary estimates of the fair values of the assets and liabilities of Accept.com have been combined with the Amazon.com pro forma column in the unaudited pro forma combined condensed consolidated financial statements.

The unaudited pro forma combined condensed consolidated balance sheet has been prepared to reflect the previously reported acquisitions and the Accept.com Merger as if they occurred on March 31, 1999. The unaudited pro forma combined condensed consolidated statements of operations reflect the combined results of operations of Amazon.com, the previously reported acquisitions and Accept.com for the year ended December 31, 1998 and the three months ended March 31, 1999 as if the acquisitions occurred on January 1, 1998.

The unaudited pro forma combined condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had Amazon.com, the previously reported acquisitions, and Accept.com been a combined company during the specified periods. The unaudited pro forma combined condensed consolidated financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Amazon.com included in its: (a) Annual Report on Form 10-K for the year ended December 31, 1998; (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and (c) Current Reports on Form 8-K filed on August 27, 1998, October 26, 1998, May 12, 1999 and May 19, 1999.

             PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1999
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                              ACCEPT.COM
                                                   AMAZON.COM                  PRO FORMA     PRO FORMA
                                                   PRO FORMA     ACCEPT.COM   ADJUSTMENTS     BALANCES
                                                  ----------------------------------------------------
ASSETS
Current assets:
     Cash                                         $    9,460       $3,168      $      -     $   12,628
     Marketable securities                         1,439,556            -             -      1,439,556
     Inventories                                      45,236            -             -         45,236
     Prepaid expenses and other                       38,502           31             -         38,533
                                                  ----------------------------------------------------
        Total current assets                       1,532,754        3,199             -      1,535,953

Fixed assets, net                                     61,797          352             -         62,149
Goodwill and other, net                              565,530           61       186,096 c      751,687
Deferred charges                                      39,912            -                       39,912
                                                  ----------------------------------------------------
        Total assets                              $2,199,993       $3,612      $186,096     $2,389,701
                                                  ====================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                             $  133,365       $   91        $    -     $  133,456
     Accrued advertising                              16,294            -             -         16,294
     Other liabilities and accrued expenses           47,756          197         1,100 a       49,053
     Current portion of long-term debt and
       capital lease obligation                        7,621            -             -          7,621
                                                  ----------------------------------------------------
        Total current liabilities                    205,036          288         1,100        206,424

Long-term debt and capital lease obligation        1,534,165            -             -      1,534,165

Redeemable preferred stock                                 -            -             -              -

Stockholders' equity:
     Convertible preferred stock                           -        5,244        (5,244)b
     Common stock                                      1,633           86           (86)b
                                                                                      8 a        1,641
     Additional paid-in capital                      701,724            -       188,312 a      890,036
     Deferred compensation and other                 (14,448)           -             -        (14,448)
     Accumulated other comprehensive income           (4,390)           -             -         (4,390)
     Accumulated deficit and other stockholder's
       equity                                       (223,727)      (2,006)        2,006 b     (223,727)
                                                  ----------------------------------------------------
        Total stockholders' equity                   460,792        3,324       184,996        649,112
                                                  ----------------------------------------------------
            Total liabilities and stockholders'
             equity                               $2,199,993      $ 3,612      $186,096     $2,389,701
                                                  ====================================================


             See Notes to Pro Forma Combined Condensed Consolidated
                             Financial Statements.

       PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                                              ACCEPT.COM
                                                 AMAZON.COM                   PRO FORMA     PRO FORMA
                                                 PRO FORMA      ACCEPT.COM    ADJUSTMENTS    BALANCES
                                                 ----------------------------------------------------
Net sales                                         $294,198       $     -       $      -      $294,198
Cost of sales                                      228,923             -              -       228,923
                                                  ---------------------------------------------------
Gross profit                                        65,275             -              -        65,275

Operating expenses:
     Marketing and sales                            61,914           398              -        62,312
     Product development                            24,291           300              -        24,591
     General and administrative                     12,160           325              -        12,485
     Merger and acquisition related costs,
       including amortization of goodwill and
       other purchased intangibles                  57,732             -         15,508 c      73,240
                                                  ---------------------------------------------------
          Total operating expenses                 156,097         1,023         15,508       172,628

Loss from operations                               (90,822)       (1,023)       (15,508)     (107,353)

Interest income                                     10,979            29              -        11,008
Interest expense                                   (16,724)            -              -       (16,724)
                                                 ----------------------------------------------------
     Net interest expense                           (5,745)           29              -        (5,716)

Net loss                                          $(96,567)      $  (994)      $(15,508)    $(113,069)
                                                  ===================================================
Basic and diluted loss per share                  $  (0.61)                                 $   (0.71)
                                                  =========                                 =========

Shares used in computation of basic
     and diluted loss per share                    159,020                          878       159,898
                                                  =========                      ========== =========

            See Notes to Pro Forma Combined Condensed Consolidated Financial Statements.

       PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                          ACCEPT.COM
                                             AMAZON.COM                   PRO FORMA      PRO FORMA
                                             PRO FORMA     ACCEPT.COM     ADJUSTMENTS     BALANCES
                                            ------------------------------------------------------
Net sales                                    $ 610,368       $   -         $      -      $ 610,368
Cost of sales                                  476,160           -                -        476,160
                                            ------------------------------------------------------
Gross profit                                   134,208           -                -        134,208

Operating expenses:
     Marketing and sales                       135,296         152                -        135,448
     Product development                        48,630         309                -         48,939
     General and administrative                 17,064         517                -         17,581
     Merger and acquisition related costs,
       including amortization of goodwill
       and other purchased intangibles         184,486           -           62,032c       246,518
                                            ------------------------------------------------------
          Total operating expenses             385,476         978           62,032        448,486

Loss from operations                          (251,268)       (978)         (62,032)      (314,278)

Interest income                                 14,164          30                -         14,194
Interest expense                               (26,641)         (4)               -        (26,645)
                                            ------------------------------------------------------
     Net interest expense                      (12,477)         26                -        (12,451)

Net loss                                     $(263,745)      $(952)        $(62,032)     $(326,729)
                                            ======================================================
Basic and diluted loss per share             $   (1.75)                                  $   (2.16)
                                             =========                                   =========
Shares used in computation of basic
     and diluted loss per share                150,295                          878        151,173
                                            ==========                      ==========  ==========


  See Notes to Pro Forma Combined Condensed Consolidated Financial Statements.

    NOTES TO PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

BASIS OF PRESENTATION

The pro forma combined condensed consolidated financial statements reflect the issuance of Amazon.com common stock, par value $.01 per share ("Amazon.com Common Stock"), and the issuance of Amazon.com replacement options for all outstanding shares of Accept.com. The Accept.com Merger will be accounted for under the purchase method of accounting in accordance with APB Opinion No. 16.

Amazon.com Pro Forma

The combined balances and results of operations as of and for the three month period ended March 31, 1999, and for the period ended December 31, 1999, for Amazon.com and previously reported acquisitions, which include Exchange.com and Alexa Internet, are combined in the Amazon.com pro forma column to reflect the impact of the previously reported acquisitions, as reported on the Current Report on Form 8-K filed on May 12, 1999. The unaudited pro forma combined condensed consolidated balance sheet has been prepared to reflect the previously reported acquisitions and the Accept.com Merger as if they occurred on March 31, 1999. The unaudited pro forma combined condensed consolidated statements of operations reflect the combined results of operations of Amazon.com, the previously reported acquisitions and Accept.com for the year ended December 31, 1998 and the three months ended March 31, 1999 as if the acquisitions occurred on January 1, 1998.

Accept.com

Subject to the satisfaction of all conditions precedent, the purchase price for Accept.com is approximately $189 million and will be comprised of 877,657 shares of Amazon.com Common Stock and replacement options, including approximately $1.1 million of acquisition costs.

Substantially all of the approximate $189 million purchase price will be allocated to goodwill and other purchased intangibles. Preliminary estimates of the fair value of assets and liabilities of Accept.com have been combined with the Amazon.com proforma column in the unaudited pro forma combined condensed consolidated financial statements.

PRO FORMA ADJUSTMENTS FOR ACCEPT.COM

     (a) To reflect the issuance of Amazon.com Common Stock and the assumption of all outstanding options, having an aggregate value of approximately $189 million, including approximately $1.1 million of transaction costs, to consummate the Accept.com Merger Agreement.

     (b)  To eliminate the historical stockholders' equity of Accept.com.

     (c) To record the excess of the purchase price over the estimated fair value of assets and liabilities acquired in connection with the Accept.com Merger Agreement and the related amortization. The purchase price allocation is based on management's preliminary estimates of the fair values of the tangible assets and intangible assets. The book value of tangible assets acquired and liabilities are assumed to approximate fair value. The estimated useful life of the goodwill and other purchased intangible assets averages approximately 3 years.

PRO FORMA LOSS PER COMMON SHARE

     Basic pro forma earnings per share is computed using the weighted average number of Amazon.com common shares outstanding during the period, excluding Amazon.com Common Stock subject to repurchase, plus shares of Amazon.com Common Stock issued in connection with the previously reported acquisitions and the Accept.com Merger. Diluted pro forma earnings per share is computed using the weighted average number of common and common equivalent shares outstanding during the period plus shares of Amazon.com Common Stock and common equivalent shares assumed as part of the acquisition. Common equivalent shares consist of the incremental common shares issuable upon the exercise of stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the computation as their effect is antidilutive. Shares, options and warrants issued in connection with the Mergers are assumed outstanding at the beginning of the period.

CONFORMING AND RECLASSIFICATION ADJUSTMENTS

     There were no material adjustments required to conform the accounting policies of Accept.com. Certain amounts for Accept.com have been reclassified to conform to Amazon.com's financial statement presentation. There have been no significant intercompany transactions.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            AMAZON.COM, INC.
                                            (Registrant)


Dated:  June 9, 1999                        By: /s/ Kelyn J. Brannon
                                               -------------------------------
                                               Kelyn J. Brannon
                                               Vice President of Finance and
                                               Chief Accounting Officer

                                  EXHIBIT INDEX

   Exhibit Number                         Description
   --------------                         -----------
        2.1           Agreement and Plan of Merger, dated as of April 25, 1999,
                      by and among Amazon.com, Inc., ADC Acquisitions, Inc. and
                      Accept.com Financial Services Corporation

       23.1           Consent of Ernst & Young LLP, Independent Auditors